Exhibit 5

                                 AGREEMENT

This AGREEMENT (this "Agreement") is made and entered into as of April 18, 2006, by and between Abraxis BioScience, Inc. f/k/a American Pharmaceutical Partners, Inc., a Delaware corporation (the "Company"), and RSU Plan LLC ("RSU LLC").

     WHEREAS, American BioScience, Inc., a California corporation ("ABI"), and the Company have entered into an Agreement and Plan of Merger, dated as of November 27, 2005 (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, at the "Effective Time" (as defined in the Merger Agreement), ABI will merge with and into the Company (the "Merger");

     WHEREAS, ABI has adopted the American BioScience, Inc. Restricted Stock Unit Plan II (the "Plan") pursuant to which Restricted Stock Units have been granted to Employees of the Company and its Affiliates;

     WHEREAS, following the Effective Time, on the occurrence of Vesting Dates specified in award agreements issued pursuant to the Plan, holders of Restricted Stock Units will become entitled to receive shares of common stock of the Company ("ABBI Common Stock") equal in value to the value of the Restricted Stock Units based on the then-current market price of ABBI Common Stock or cash (or a combination thereof); and

     WHEREAS, the Company and RSU LLC intend hereby to provide that (i) prior to each date on which Restricted Stock Units are settled under the Plan by reason of the occurrence of a Vesting Date (each such date, a "Settlement Date"), RSU LLC shall deliver, or cause to be delivered, to the Company shares of ABBI Common Stock or cash (or a combination thereof) in an amount sufficient to satisfy the obligations of the Company to Participants in respect of Restricted Stock Units that have become vested on such Vesting Date, and (ii) the Company shall satisfy its obligations under the Plan by paying the Participants cash and/or shares of ABBI Common Stock in the same proportion as such delivery by RSU LLC;

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the parties agree as follows:

     1. Delivery by RSU LLC. RSU LLC hereby agrees that, on or prior to each Settlement Date, it shall deliver, or cause to be delivered, to the Company (i) shares of ABBI Common Stock, (ii) cash or (iii) a combination of shares of ABBI Common Stock and cash, in each case in number and/or amount equal to the aggregate value of the vested Restricted Stock Units to be settled on such Settlement Date. For purposes of the preceding sentence, the value of any shares of ABBI Common Stock to be so delivered shall be determined by reference to the valuation provisions set forth in the award agreements issued under the Plan. The Company shall give RSU LLC not less than ten business days' notice of each Settlement Date. The decision by RSU LLC of whether to deliver ABBI Common Stock, cash or a combination of ABBI Common Stock and cash in satisfaction of its obligations hereunder shall be made by RSU LLC in its sole discretion.

     2. Satisfaction by the Company of its Obligations under the Plan. The Company hereby agrees as follows:

          (i) In the event that a delivery made by RSU LLC pursuant to
     Section 1 of this Agreement in respect of a Settlement Date consists solely of shares of ABBI Common Stock, the Company shall settle the vested Restricted Stock Units to be settled on such Settlement Date by delivering solely ABBI Common Stock to the holders thereof.

          (ii) In the event that a delivery made by RSU LLC pursuant to
     Section 1 of this Agreement in respect of a Settlement Date consists solely of cash, the Company shall settle the vested Restricted Stock Units to be settled on such Settlement Date by delivering solely cash to the holders thereof.

          (iii) In the event that a delivery made by RSU LLC pursuant to
     Section 1 of this Agreement in respect of a Settlement Date consists of a combination of shares of ABBI Common Stock and cash, the Company shall settle the vested Restricted Stock Units to be settled on such Settlement Date by delivering to each holder thereof a number of shares of ABBI Common Stock and an amount of cash in the same proportions as the proportions of ABBI Common Stock and cash so delivered by RSU LLC; provided, that the Company may, in its discretion, disproportionately withhold cash from a holder in satisfaction of its obligations to withhold income and employment taxes in connection with the vesting of Restricted Stock Units.

3.   Miscellaneous.

     (a) Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or in the award agreements issued under the Plan, as applicable.

     (b) Effectiveness. This Agreement shall become effective at the Effective Time and shall terminate without liability or penalty on the part of either party hereto upon termination of the Merger Agreement pursuant to the terms thereof.

     (c) Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to any facsimile number provided by either party hereto to the other party for purposes of receipt of notice, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

                    (i)  If to RSU LLC, to:

                         RSU Plan LLC
                         149 South Barrington Ave., #311
                         Los Angeles, CA 90049
                         Attention: Manager

                   (ii)  If to the Company, to:

                         Abraxis BioScience, Inc.
                         11777 San Vicente Blvd., Suite 550
                         Los Angeles, CA 90049
                         Attention: General Counsel

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party hereto notice in the manner then set forth.

     (d) Amendments. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against any party unless such modification, amendment or waiver is approved in writing by each party hereto. The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of both parties and their successors, legal representatives and assigns.

     (f) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     (g) Counterparts. This Agreement may be executed in counterparts with the same effect as if the parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

     (h) No Third Party Beneficiaries. No provision of this Agreement shall create or be deemed to create any third party beneficiary rights in any person not a party to this Agreement.

     (i) Integration. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and, except as otherwise provided herein, supersedes all prior agreements and understandings pertaining thereto.

     (j) Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.


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     IN WITNESS WHEREOF, the parties to this Agreement have duly executed and delivered this Agreement as of the date first written above.


RSU PLAN LLC                                ABRAXIS BIOSCIENCE, INC.




  /s/ Steven H. Hassan                         /s/ Dr. Patrick Soon-Shiong
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By:   Steven H. Hassan                     By:    Dr. Patrick Soon-Shiong
    ---------------------------------          ---------------------------------

Title:   Manager                           Title:    Chief Executive Officer
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